Registration No. 333-

                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                                FORM S-8
                         REGISTRATION STATEMENT
                    UNDER THE SECURITIES ACT OF 1933

                        IPALCO ENTERPRISES, INC.
         (Exact name of registrant as specified in its charter)
               Indiana                       35-1575582
(State or other jurisdiction                 (I.R.S. Employer
of incorporation or organization)            Identification No.)

                           One Monument Circle
                              P.O. Box 1595
                          Indianapolis, Indiana               46206-1595
                    (Address of principal executive offices)  (Zip Code)

             IPALCO ENTERPRISES, INC. LONG-TERM PERFORMANCE
                  AND RESTRICTED STOCK INCENTIVE PLAN
           (As Amended and Restated Effective January 1, 1998)
                          (Full title of the plan)

                             JOHN R. BREHM
                      Vice President and Treasurer
                        IPALCO Enterprises, Inc.
                          One Monument Circle
                             P.O. Box 1595
                    Indianapolis, Indiana 46206-1595
                (Name and address of agent for service)

                             (317) 261-8261
     (Telephone number, including area code, of agent for service)

                               Copies to:
                          Bryan G. Tabler, Esquire
                          IPALCO Enterprises, Inc.
                            One Monument Circle
                               P.O. Box 1595
                       Indianapolis, Indiana  46206-1595


                        CALCULATION OF REGISTRATION FEE


                        Amount       Proposed maximum   Prposed maximum                registration
Title of securities     to be        offering price     aggregate               Amount of
to be registered        registered   per unit <F1>      offering price          registration fee

Common Stock,           1,800,000    $16.625<F1>         $29,925,000<F1>        $7,900.20
without par value       shares<F2>



<F1>  Estimated solely for the purpose of calculating  the
      registration fee and based on average of the high and low sales prices per share of Common Stock of IPALCO Enterprises, Inc. on December 23, 1999, pursuant to Rule 457(c).

<F2>  Any  additional shares of Common Stock to be  issued
      as  a  result of stock dividends, stock  splits,  or
      similar  transactions  shall  be  covered  by   this
      Registration Statement as provided in Rule 416.





                                 PART I

                      INFORMATION REQUIRED IN THE
                        SECTION 10(A) PROSPECTUS

         The   document(s)   containing   information
    specified by Part I of this Form S-8 Registration
    Statement (the "Registration Statement") will  be
    sent  or  given  to participants  in  the  IPALCO
    Enterprises,   Inc.  Long-Term  Performance   and
    Restricted  Stock Incentive Plan (As Amended  and
    Restated   Effective  January   1,   1998)   (the
    "Incentive Plan") as specified in Rule  428(b)(1)
    promulgated   by  the  Securities  and   Exchange
    Commission   (the   "Commission")    under    the
    Securities  Act  of 1933, as amended  (the  "1933
    Act").  Such document(s) are not being filed with
    the  Commission  but constitute (along  with  the
    documents  incorporated  by  reference  into  the
    Registration Statement pursuant to Item 3 of Part
    II   hereof),   a  prospectus  that   meets   the
    requirements of Section 10(a) of the 1933 Act.

                            PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents are hereby incorporated by reference into the Registration Statement:

     (1)  The Annual Report of the Registrant on Form 10-
          K for the year ended December 31, 1998.

     (2)  Quarterly Reports of the Registrant on Form 10-
          Q  for the quarters ended March 31, 1999,  June
          30, 1999 and September 30, 1999.

     (3)  Registrant's definitive proxy statement,  dated
          March 15, 1999, filed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended
          ("1934 Act"), in connection with the annual meeting of its shareholders held April 21, 1999.

     (4) The description of the Common Stock contained in Item 4 of the Registrant's Registration
          Statement on Form 8-B dated December 21, 1983.

     (5)  The  description of the Registrant's Rights  to
          Purchase   Common   Stock  contained   in   the
          Registrant's Registration Statement on Form 8-A filed with the Commission on June 29, 1990, and as amended on April 29, 1998.

     (6)  The  Current Report on Form 8-K dated  February
          23, 1999 filed by Registrant.

     All  documents subsequently filed by the  Registrant
with  the  Commission pursuant to Sections 13(a),  13(c),
14,  and 15(d) of the 1934 Act, prior to the filing of  a
post-effective   amendment  which  indicates   that   all
securities  offered  hereby  have  been  sold  or   which
deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date they are filed.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Certain   legal  matters  in  connection  with   the
securities  offered hereby will be passed  upon  for  the
Registrant by Bryan G. Tabler, Vice President,  Secretary
and  General Counsel of the Registrant.  Mr. Tabler holds
20,098  shares  of  restricted  stock  issued  under  the
Registrant's  Incentive  Plan  and  owns  34,969   shares
directly.

Item 6.  Indemnification of Directors and Officers.

     IND.  CODE Sections 23-1-37-1--23-1-37-15 permit  an
Indiana  corporation to indemnify directors and  officers
against liability incurred in certain proceedings if  the
individual's conduct was in good faith and the individual
reasonably  believed,  in the  case  of  conduct  in  the
individual's official capacity, that such conduct was  in
the  best interests of the corporation and, in all  other
cases, believed such conduct was at least not opposed  to
the best interests of the corporation.  If the proceeding
is  criminal,  the individual must have at least  had  no
reasonable  cause  to  believe  that  such  conduct   was
unlawful.    The   statute  requires  a  corporation   to
indemnify an individual who is wholly successful  in  the
defense   of   any  such  proceeding  against  reasonable
expenses incurred by such individual, unless the Articles
of  Incorporation provide otherwise.  The corporation may
pay for or reimburse the reasonable expenses incurred  by
a  director or officer who is a party to a proceeding  in
advance of final disposition of the proceeding if certain
conditions  are satisfied.  Unless otherwise provided  in
the  Articles of Incorporation, a director or officer may
apply  for  court  ordered  indemnification  which   will
include  reasonable  expenses  incurred  to  obtain   the
indemnification  order if the court determines  that  the
director is entitled to mandatory indemnification or that
the  director  is  fairly  and  reasonably  entitled   to
indemnification   in   view   of   all    the    relevant
circumstances.    Except  in  the   case   of   mandatory
indemnification, a corporation may indemnify  a  director
or   officer  only  after  it  is  determined  that   the
individual meets the standard of conduct described above.
In addition, a corporation may also indemnify and advance
expenses to an officer, whether or not a director, to the
extent,  consistent  with  public  policy,  that  may  be
provided  by  its  Articles  of  Incorporation,  by-laws,
general  or specific action of its board of directors  or
contract.   IND.  CODE  Section  23-1-37-14  empowers  an
Indiana corporation to purchase and maintain insurance on
behalf  of  any director or officer against any liability
asserted against, or incurred by, such individual in  any
such  capacity  or arising out of his or  her  status  as
such,  whether or not the corporation would have had  the
power  to indemnify against such liability.  The Articles
of   Incorporation   of   the  Registrant   provide   for
indemnification  to  the  full  extent  permitted   under
Indiana law.

     The Registrant has purchased insurance providing up to an aggregate of $35 Million in coverage designed to protect and indemnify the Registrant and its officers and directors against losses arising from claims, including claims under the 1933 Act, which might be made against its directors and officers by reason of any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers in the discharge of their duties.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The   exhibits   furnished  with  the   Registration
Statement are listed on the Exhibit Index which follows the signature pages herein.


Item 9.  Undertakings.

     (a)   The  undersigned Registrant hereby  undertakes
(1)  to file, during any period in which offers or  sales
are   being  made,  a  post-effective  amendment  to  the
Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement
(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
Statement; provided, however, that clauses (a)(1)(i)  and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement;
(2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)   The  undersigned Registrant hereby  undertakes
that, for purposes of determining any liability under the
1933  Act, each filing of the Registrant's annual  report
pursuant  to Section 13(a) or Section 15(d) of  the  1934
Act (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)   Insofar  as  indemnification  for  liabilities
arising under the 1933 Act may be permitted to directors,
officers   and  controlling  persons  of  the  Registrant
pursuant  to the foregoing provisions, or otherwise,  the
Registrant  has been advised that in the opinion  of  the
Commission such indemnification is against public  policy
as   expressed  in  the  1933  Act  and  is,   therefore,
unenforceable.    In  the  event   that   a   claim   for
indemnification against such liabilities (other than  the
payment by the Registrant of expenses incurred or paid by
a   director,  officer  or  controlling  person  of   the
Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on December
28, 1999.

                                   IPALCO Enterprises, Inc.


                              By:  /s/ John R. Hodowal
                                   John R. Hodowal, Chairman
                                   of the Board and President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


          Signatures                Title                  Date

(i)   Principal Executive Officer:


     /s/ John R. Hodowal         Chairman of the Board
       John R. Hodowal            and President           December 28, 1999


(ii)  Principal Financial Officer:


     /s/ John R. Brehm           Vice President
       John R. Brehm             and Treasurer            December 28, 1999


(iii) Controller or Principal
      Accounting Officer:


     /s/ Stephen J. Plunkett
       Stephen J. Plunkett       Controller               December 28, 1999


(iv) A Majority of the Board
     of Directors:



     *Joseph D. Barnette, Jr.           Director
     *Robert A. Borns                   Director
     *Mitchell E. Daniels, Jr.          Director
     *Otto N. Frenzel III               Director
     *Max L. Gibson                     Director
     *John R. Hodowal                   Director          December 28, 1999
     *Ramon L. Humke                    Director
     *Sam H. Jones                      Director
     *Andre B. Lacy                     Director
     *Michael S. Maurer                 Director
     *Andrew J. Paine, Jr.              Director
     *Sallie W. Rowland                 Director
     *Thomas H. Sams                    Director








*By:  /s/ Bryan G. Tabler
      Bryan G. Tabler, Attorney-in-Fact

                         EXHIBIT INDEX



Exhibit
No.                        Description

          Documents which are identified with an asterisk
          (*) are incorporated herein by reference and made a part hereof.

4.1* IPALCO PowerInvest Dividend Reinvestment and Direct Stock Purchase Plan (Exhibit 4.1 to the Form 10-Q dated 9-30-96).

4.2*      IPALCO  Enterprises,  Inc.  and
          First  Chicago Trust Company  of  New
          York    (Rights   Agent)   -   Rights
          Agreement,  as amended  and  restated
          (Exhibit  B  to Form 8-K dated  4-29-
          98).

4.3*      Specimen   copy  of  the  Common   Stock
          certificate of the Registrant (Exhibit 4(b)  to
          the  Registration Statement on Form S-8 of  the
          Registrant,    filed    October    14,    1992,
          Registration No. 33-53260).

5         Opinion of Bryan G. Tabler as to
          the  legality of the securities being
          registered.

23.1      Consent of Deloitte & Touche LLP

23.2      Consent  of Bryan G. Tabler (included  in
          Exhibit 5)

24        Power of Attorney